Exhibit 99.1

Willis Group Holdings Extends Chairman and CEO Joe Plumeri’s Contract

New Senior Management Roles Announced

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings (NYSE:WSH), the global insurance broker, announced today that it has extended the employment agreement with its Chairman and Chief Executive Officer, Joseph J. Plumeri. The agreement, which was originally scheduled to expire October 15, 2009, will extend his tenure as leader of Willis through April 2011. This will ensure Mr. Plumeri oversees the completion of Shaping our Future, Willis’ strategic plan for profitable growth which includes specific financial targets through 2010.

To further strengthen senior management bench depth, Mr. Plumeri announced the creation of several new roles and appointments.

Grahame Millwater, Chief Operating Officer, has been promoted to the new role of President, Willis Group Holdings. Mr. Millwater, who has been with Willis for 23 years, will specifically focus on developing global businesses, Willis’ Global Marketing, relationships with underwriting markets and supporting Willis Re, Willis’ global reinsurance unit. He will also work closely with Mr. Plumeri in all other aspects of client development and in continuing to ensure the execution of Shaping our Future initiatives.

To allow Mr. Millwater to focus on his new role, Willis is creating two Group Chief Operating Officer positions, each with specific responsibilities. One will focus on operations, and one on finance and administration.

Tim Wright will join as Group Chief Operating Officer, effective September 2008. Mr. Wright will assume responsibility for the day to day execution of the Shaping our Future initiatives and will also oversee the Group’s operational processes, service centers and IT. He joins from Bain & Company, where he is currently head of UK Financial Services. Mr. Wright brings more than 20 years of international experience in the insurance and financial services industries.

Patrick Regan, currently Chief Financial Officer, is also named Group Chief Operating Officer, overseeing all the company’s finance and administrative activities. This additional role reflects Mr. Regan’s contributions since he joined as CFO in January 2006, and his increasingly wider responsibilities. These include risk management, global real estate, capital markets, and accounting and settlement.

“I am as passionate about Willis today as the day I started,” said Mr. Plumeri, “And I look forward to working with Grahame, Tim and Pat to build the greatest insurance brokerage in the world. Each of my partners brings tremendous expertise and commitment to Willis. I am confident that the management team we have in place is by far the best in the industry.”

Mr. Wright joins the Executive Committee, Willis’ senior leadership team. In addition to Mr. Plumeri, Mr. Millwater, Mr. Regan and Mr. Wright, members include Don Bailey, CEO North America; Adam Ciongoli, Group General Counsel; Allan Gribben, CEO International; Peter Hearn, CEO Willis Re; David Margrett, Chairman and CEO of Willis Limited; and Sarah Turvill, Chairman International and CEO Emerging Markets.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

CONTACT:
Willis Group Holdings
Investors:
Kerry K. Calaiaro, +1 212 915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, +1 212 915-8272
valerie.dimaria@willis.com